Exhibit 23.2
Independent Auditors’ Consent
The Board of Directors
Martin Midstream GP LLC:
We consent to the incorporation by reference in the registration statements (No. 333-148146) on Form S-3, (No. 333-117023) on Form S-3, and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. and Subsidiaries of our report dated March 5, 2008, with respect to the balance sheets of Waskom Gas Processing Company as of December 31, 2007 and 2006, and the related statements of income, partners’ capital, and cash flows for the years then ended which report appears in the December 31, 2007 annual report on Form 10-K/A of Martin Midstream Partners L.P.
/s/ KPMG LLP
Shreveport, Louisiana
March 14, 2008